Exhibit 99.1

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Vice President and Chief Financial Officer
(610) 687-8900 Fax (610) 687-3688 E-Mail: invest@pvresource.com

Penn Virginia Resource Partners, L.P. Announces Pricing of a Public Offering

of Common Units by an Affiliate of Peabody Energy Corporation

RADNOR, Pa., March 26, 2004 — Penn Virginia Resource Partners, L.P. (NYSE: PVR) today announced the pricing of a public offering of 500,000 common units to be sold by an affiliate of Peabody Energy Corporation (NYSE: BTU) at a public offering price of $33.85 per common unit. The offering is scheduled to close on March 31, 2004.

The Peabody Energy affiliate selling the common units has also granted to Lehman Brothers Inc., the underwriter of this offering, a 30-day option to purchase an additional 75,000 common units to cover any over-allotments. PVR will not receive any proceeds from this offering.

When available, copies of the final prospectus supplement and accompanying base prospectus may be obtained from: Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone (631) 254-7106.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of common units in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering may be made only by means of a prospectus supplement and prospectus relating to this offering, which will be filed with the Securities and Exchange Commission and will, when filed, be available at the SEC’s website at www.sec.gov.

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Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA) to manage coal properties and related assets. PVR also provides fee-based coal preparation and transportation facilities to some of its lessees to enhance their production levels and to generate additional coal services revenues. In addition to the coal business, PVR generates revenues from the sale of timber growing on its properties. PVR is headquartered in Radnor, PA.

Forward-looking statements: This news release contains various forward-looking statements. With the exception of historical matters, any matters discussed are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: acquisitions, expected commencement dates of coal mining, projected quantities of future coal production and cash flows generated by lessees producing coal from reserves leased from PVR, costs and expenditures, projected demand for coal, projected supply of coal, and lessee delays or defaults in making payments, all of which will affect revenue levels, prices, royalties and minimum rental payments received by PVR. Additional information concerning these and other factors can be found in PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including PVR’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 11, 2004. Except as required by applicable securities laws, PVR does not intend to update its forward-looking statements.